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                                                                 EXHIBIT 10.9(A)

      DECEMBER 4, 2002

      Mr. Kshitij Mohan, Ph.D.

      25 Berman Woods Court

      Potomac, MD 20854

      Dear Dr. Mohan,

      This letter is intended to memorialize the terms under which you ("YOU") have agreed to commit to full-time employment with International Remote Imaging Systems, Inc. (the "COMPANY") and assume the duties of chief executive officer and president of the Company.

      1. TERM OF EMPLOYMENT. The Company agrees to employ You, and You accept full-time employment with the Company, on the terms set forth in this Agreement for a period commencing as of January 6, 2003 (the "START DATE") and terminating in accordance with the provisions of Section 3 (such period of time constituting the "TERM").

      2.    POSITION AND RESPONSIBILITIES.

            2.1 The Company will employ you and you shall serve in an executive capacity as CHIEF EXECUTIVE OFFICER AND PRESIDENT, and perform the duties customarily associated with such capacities from time to time as the Company shall reasonably designate or as shall be reasonably appropriate and necessary in connection with such employment.

            2.2 Subject to Section 5 below, you will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company. You will report to the Company's Board of Directors.

            2.3 You will duly, punctually and faithfully perform and observe any and all rules and regulations that the Company may now or shall hereafter establish governing the conduct of its business, except to the extent that such rules and regulations may be inconsistent with your executive position.

      3.    TERM OF EMPLOYMENT; TERMINATION.

            3.1 The commencement of your employment shall be January 6, 2003 (your "Start Date").


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            3.2 Unless otherwise mutually agreed in writing, this Agreement and your employment by the Company pursuant to this Agreement shall be terminated on the earliest of:

                  (a) your death, or any illness, disability or other incapacity in such a manner that you are physically rendered unable regularly to perform your duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period;

                  (b) thirty (30) days after you, for any reason, give written notice to the Company of your termination; or

                  (c) immediately if the Company, with or without cause, gives written notice to you of your termination.

            3.3 The determination regarding whether you are physically unable regularly to perform your duties under (a) above shall be made by the Board of Directors and shall be consistent with the definition of disability for the purposes of your long term disability insurance.

            3.4 Any notice required to be given pursuant to this Section 2 shall be given in accordance with the provisions of Section 10 hereof. The exercise of either party's right to terminate this Agreement pursuant to subsections (b) or
(c) above shall not abrogate the rights and remedies of the terminating party regarding the breach, if any, giving rise to such termination.

            3.5 You may be terminated with or without cause. If you are terminated without cause, you will be entitled to certain severance benefits as described in this Agreement. You shall be deemed terminated for cause if, in the reasonable determination of the Company, you (a) commit an act that is fraudulent, dishonest or a material breach of the Company's policies, including wrongful disclosure of any trade secrets or other confidential information of the Company, or material breach of Section 4 of this Agreement or any material provision of the Proprietary Information Agreement (as defined in Section 5),
(b) are convicted of a felony under federal, state, or local law applicable to the Company or (c) intentionally refuse, without proper cause, to substantially perform duties after a demand for such performance has been delivered in writing by the Company's Chairman or the Board of Directors, which notice shall specify the alleged instance of breach, and, shall provide you with reasonable time in which to remedy such breach.

      4.0   COMPENSATION; BENEFITS; AND INVESTMENT RIGHTS:

            4.1 The Company shall pay to you for the services to be rendered hereunder a basic salary at an annual rate of $260,000.00 subject to increases in accordance with the policies of the Company, as determined by its Board of


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Directors, in force from time to time, payable in installments in accordance with Company policy. You shall also be entitled to all rights and benefits for which you shall be eligible under bonus, pension, group insurance, long-term disability, life insurance, profit-sharing or other Company benefits which may be in force from time to time and provided to you or for the Company's executive officers generally.

            4.2 You will be awarded a 5-year incentive stock (ISO) option to purchase 200,000 shares of the Company's Common Stock at per share price equal to the fair market value of our common stock at close of market on November 20, 2002 vesting in three equal installments on the first, second and third anniversaries of your Start Date. In addition, You will be awarded a fully vested 5-year incentive stock option to purchase 50,000 shares of the Company's Common Stock at per share price equal to the fair market value of our common stock at close of market on November 20, 2002. - The Company acknowledges that the option grant described in the Section 4.2 constitutes a substantial inducement to you accepting employment with the Company.

            4.3 You shall be eligible to participate in the Company's ESSP Program as in effect from time to time. The ESSP Program currently provides that employees may purchase common stock of the Company at a 50% discount from the market price in an aggregate amount up to 15% of your total cash compensation.

            4.4 For the calendar years commencing January 1, 2003, You shall be eligible for an annual cash bonus to be determined by the Compensation Committee of the Board of Directors. You will receive a guaranteed minimum bonus of $50,000 for 2003. There will be no bonus if you resign or are terminated for cause prior to the end of a fiscal year.

            4.5 You shall be entitled to four (4) weeks of paid vacation per year to be taken at such time as will not interfere with the performance of your duties. You will also be entitled to illness days during the term of this Agreement consistent with the Company's standard practice for its employees generally as in effect from time to time.

            4.6 You shall be entitled to up to a total of $50,000 for reimbursement of moving expenses, temporary living expenses, and expenses associated with the purchase of a new residence within reasonable driving distance of Chatsworth, CA. This money will be paid to you, upon your request, partly as reimbursement for specific expenses, and the remainder as a lump sum upon the purchase of a new residence within reasonable driving distance of Chatsworth, CA.

            4.7 You shall be entitled to use of a company car during your employment.


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            4.8 You shall be appointed to the Board of Directors effective on your Start Date, and you agree to serve as a director during your employment as Chief Executive Officer. All directors serve for fixed terms and must be nominated for re-election by the Nominating Committee. Employee directors do not receive additional consideration for service on the Board. You will resign from the Board of Directors immediately if you cease to be Chief Executive Officer for any reason unless requested otherwise by the Board of Directors. You may decline a request to continue serving on the Board if you are no longer an employee.

            4.9 In the event you are terminated without cause any time within the first twelve months of employment, pursuant to Section 3.2(c) hereof, the Company shall pay you for the remaining months of your contract for 2003 and the equivalent of twelve (12) months base salary following such termination. At the choice of the Company, payment may be in the form of a lump sum payment or through regular payroll payments over the payout period. In the event you are terminated without cause any time after the twelve (12) month of employment, pursuant to Section 3.2(c) hereof, the Company shall pay you the equivalent of twelve (12) months base salary following such termination. Furthermore, the Company will provide medical and dental insurance benefits comparable to those in effect for employees at the time of your termination until the earlier of (i) 18 months beyond the applicable salary continuation period or (ii) the date you become eligible to participate in the medical and dental insurance policies of another employer. The Company may, at its option, provide such benefits by either paying on your behalf the COBRA payments to continue coverage under the Company's existing group insurance policies or by purchasing separate but comparable insurance coverage. Termination without cause shall include "constructive termination" in the event of a significant diminution of your fundamental responsibilities as Chief Executive Officer and President.

      5.0   OTHER ACTIVITIES DURING EMPLOYMENT.

            5.1 Except with the prior written consent of the Company's Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor in non-competitive businesses. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder.

            5.2 Except as permitted by Section 5.3, you will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to, or competitive with, the Company, its business or prospects, financial or otherwise.

            5.3 During the term of your employment by the Company (except on behalf of the Company), you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be


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employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to directly or indirectly compete with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the publicly-traded voting stock of such corporation.

      6.0 PROPRIETARY INFORMATION AND INVENTIONS. You agree to sign and be bound by the provisions of the Company's standard Employee Acknowledgement Form (the "Proprietary Information Agreement").

      7.0 REMEDIES. Your duties under the Proprietary Information Agreement shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information Agreement would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

      8.0 ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Company or by you.

      9.0 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

      10.0 NOTICES. Any notice which the Company is required or may desire to give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at the address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the date of mailing any such notice shall be deemed to be the date of delivery thereof.

      11.0 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any


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preceding or succeeding breach of the same or any other provision of this
Agreement.

      12.0 COMPLETE AGREEMENT; AMENDMENTS. The foregoing, together with the Proprietary Information Agreement, is the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

      13.0 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

      14.0 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

      IN WITNESS WHEREOF, the parties have executed this Key Employee Agreement on the day and year written below.

                                       INTERNATIONAL REMOTE IMAGING
                                         SYSTEMS, INC.


                                       By:
                                             -----------------------------------
                                             John A. O'Malley, Chairman and CEO

                                       Date:
                                             -----------------------------------
Accepted and agreed this
6th day of December, 2002



Kshitij Mohan, Ph.D.


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